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                                                                    Exhibit 99.1
                                                                    ------------

For further information:

At the Company:                   At Financial Relations Board:
Paul Ingersoll                    Carol Barbour            Leslie Loyet
Vice President                    General Information      Analyst Inquiries
(847) 733-1000                    (312) 266-7800           (312) 266-7800


FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 23, 1998


            NATIONAL EQUIPMENT SERVICES ANNOUNCES THE ACQUISITION OF
                           SHAUGHNESSY CRANE SERVICES


EVANSTON, IL, September 23, 1998--National Equipment Services, Inc. ("NES") (NYSE: NSV), which specializes in the rental of specialty and general equipment to industrial and construction end-users, today announced that it had completed the acquisition of Shaughnessy Crane Services, Inc., a Boston-based crane and high-reach rental company.

With revenues of approximately $34 million, Boston-based Shaughnessy is ranked as the 58th largest equipment rental company in the country by the Rental Equipment Register. NES did not disclose financial terms of the acquisition.

"The acquisition of Shaughnessy Crane significantly enhances our presence in the New England market and firmly establishes NES as the #1 high reach specialist in this important geographic area. It also broadens the line of specialty equipment we have available in New England. As with our 11 other acquisitions in 1998, we expect Shaughnessy to be immediately accretive to earnings," commented Kevin Rodgers, CEO of NES. Shaughnessy operates from five nearby locations in New Hampshire, Rhode Island and Massachusetts.

Following the acquisition, Steve Shaughnessy will assume day-to-day-management of Shaughnessy Crane. The Shaughnessy family has been in the equipment service industry for over 80 years, representing four generations of the Shaughnessy family.

NES is a leading participant in the growing and highly fragmented $18 billion equipment rental industry. Through its 18 businesses acquired since January 1997, NES specializes in the rental of specialty and general equipment to industrial and construction end-users. The Company rents over 750 different types of machinery and equipment and distributes new equipment for nationally recognized original equipment manufacturers. The Company also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. NES is geographically diversified, with 100 locations in 21 states, and is a leading competitor in each of the geographic markets its serves.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: The matters discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements.
These include, but are not limited to, the ability of NES to complete and integrate acquisitions, risks related to NES' growth strategy, the Company's significant leverage, increased competition, availability of additional capital to fund the company's future acquisitions, and other risks detailed in the Company's recent filings with the Securities and Exchange Commission. The Company make no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.